Exhibit 10.1

FTS INTERNATIONAL, INC.

SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (this “Agreement”) is effective as of          ,      and made by and between FTS International, Inc. (the “Company”) and [Executive] (the “Executive”). The Company and the Executive are referred to herein as the “Parties.”

WHEREAS, the Company considers it essential to the best interests of the Company’s shareholders to attract top executives and to foster the continuous employment of key management personnel; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s continued services to the Company, the Company and the Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

1.                                      Term of Agreement. This Agreement shall be effective as of the date hereof and shall continue in effect until the earlier of (i) the Executive’s Separation from Service and the Company’s satisfaction of all of its obligations under this Agreement, if any; or (ii) the execution of a written agreement between the Company and the Executive terminating this Agreement.

2.                                      Definitions. As used in this Agreement:

(i)                                     “Accrued Benefits” means the total of:

(a)                                 any portion of Executive’s base salary earned through the date of the Executive’s Separation from Service but not yet paid;

(b)                                 Executive’s earned but unpaid bonus for any period that ended prior to such Separation from Service;

(c)                                  a payment for Executive’s earned but unused vacation time in accordance with applicable Company policy; and

(d)                                 reimbursements for any and all amounts advanced in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive through such Separation from Service in accordance with the Company’s policies and procedures on reimbursement of expenses.

(ii)                                  “Annual Compensation” means the total of:

(a)                                 one year of base salary, at the highest base salary rate that the Executive was paid by the Company in the 12-month period prior to the date of the Executive’s Separation from Service (the “Look-Back Period”); and

(b)                                 100% of the higher of (A) the greatest annual bonus target award for which the Executive was eligible during the Look-Back Period or (B) the average of the Executive’s actual bonus payouts for the three years prior to the Executive’s Separation from Service.

(iii)                               “Cause” means (a) the willful and continued failure of Executive to perform Executive’s material job duties with the Company Group (other than any such failure resulting from becoming Disabled), after a written demand for substantial performance is delivered to Executive by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties and Executive has had an opportunity for 30 days to cure such failure after receipt of such written demand; (b) engaging in an act of fraud, embezzlement, misappropriation or theft which results in damage to the Company Group; (c) conviction of Executive of, or Executive pleading guilty or nolo contendere to, a felony (other than a violation of a motor vehicle or moving violation law) or a misdemeanor if such misdemeanor (A) materially damages the Company Group; or (B) involves the commission of a criminal act against the Company Group; or (d) the breach by Executive of any material provision of, or inaccuracy in any material respect of any representation made by Executive in, the Company’s policies that is not cured within 30 days of written notice from the Company setting forth with reasonable particularity such breach or inaccuracy, provided that, if such breach or inaccuracy is not capable of being cured within 30 days after receipt of such notice, Executive shall not be entitled to such cure period.

(iv)                              “Code” means the Internal Revenue Code of 1986, as amended.

(v)                                 “Company Group” means the Company and its subsidiaries collectively.

(vi)                              “Disabled” has the meaning set forth under applicable state or federal law, and no reasonable accommodation can be provided without undue hardship to the Company.

(vii)                           “Good Reason” means, without the Executive’s consent: (a) a material reduction in Executive’s base salary, other than pursuant to a reduction applicable to all executives or employees of the Company generally; (b) a move of Executive’s primary place of work more than 50 miles from its current location; or (c) a material diminution in Executive’s normal duties and responsibilities, including, but not limited to, the assignment without Executive’s consent of any diminished duties and responsibilities which are inconsistent with Executive’s positions, duties and responsibilities with the Company Group on the date of this Agreement, or a materially adverse change in Executive’s reporting responsibilities or titles as in effect on the date of this Agreement, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of the Executive’s employment for Cause or upon death, the Executive becoming Disabled, voluntary resignation or other termination of employment by the Executive without Good Reason; provided that, in each case, Executive must provide at least 30 days’ prior written notice of termination for Good Reason within 30 days after the event that Executive claims constitutes Good Reason, and the Company shall have the opportunity to cure such circumstances within 30 days of receipt of such notice. For the avoidance of doubt, Good Reason shall not exist hereunder unless and until the 30-day cure period following receipt by the Company of Executive’s written notice expires and the Company shall not have cured such circumstances, and in such case Executive’s employment shall terminate for Good Reason on the day following expiration of such 30-day notice period.

(viii)                        “Plan” means the FTS International, Inc. 2018 Equity and Incentive Compensation Plan, as amended from time to time.

(ix)                              “Separation from Service” or “Separates from Service” or similar terms means a termination of employment with the Company Group that the Company determines is a Separation from Service in accordance with Section 409A of the Code.

(x)                                 “Specified Employee” means a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time in accordance therewith, or if none, the default methodology set forth therein.

3.                                      Compensation Upon Termination by the Company Without Cause or by the Executive for Good Reason. If the Executive Separates from Service on account of an involuntary termination by the Company without Cause or a voluntary resignation for Good Reason, then subject to (i) the Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (which separation agreement and release of claims will be provided by the Company to the Executive within five days following such Separation from Service and must be executed by the Executive and returned to the Company within 50 days following such Separation from Service) and (ii) Section 5:

(a)                                 the Executive will be entitled to Accrued Benefits, which shall be payable in accordance with subsection (e) below;

(b)                                 the Executive will be entitled to a lump sum payment equal to [for the CEO: 2.0x; for the other executives: 1.0x] the Executive’s Annual Compensation, which shall be payable in accordance with subsection (e) below;

(c)                                  the Executive will be entitled to a lump sum payment equal to 12 times the amount the Executive would pay on a monthly basis for COBRA continuation premiums (less required co-pay) if the Executive elected COBRA continuation coverage under the Company’s group insurance plans;

(d)                                 if more favorable to the Executive than the provisions of the applicable award agreements, all awards granted under the Plan due to vest following the date of Separation from Service shall immediately vest and, as applicable, become nonforfeitable and settle into shares of common stock of the Company within 10 days following such Separation from Service and if such awards are performance-based, the awards will vest at the higher of (A) target level performance or (B) actual performance from the date of grant to the Separation from Service date or, in the case of stock options or stock appreciation rights, remain outstanding and exercisable until the earlier of (X) one year following such Separation from Service and (Y) the expiration date of such stock options or stock appreciation rights; and

(e)                                  Subject to Section 20(ii) below, the payments described under this section shall be made in a lump sum on the 60th calendar day following the Separation from Service, provided that the separation agreement and release of claims referenced above must be effective and not revocable on the date payment is to be made in order to receive payments under this section.

4.                                      Compensation Upon Termination as a result of Death or becoming Disabled. If the Executive Separates from Service on account of the Executive’s death or the Executive becoming Disabled, then subject to Section 5:

(i)                                     the Executive or Executive’s estate will be entitled to Accrued Benefits, which will be payable in a lump sum on the 60th calendar day following such Separation from Service;

(ii)                                  if more favorable to the Executive than the provisions of the applicable award agreements, all awards granted under the Plan shall immediately vest and, as applicable, become nonforfeitable and settle into shares of common stock of the Company within 10 days following such Separation from Service and if such awards are performance-based, the awards will vest at the higher of (A) target level performance or (B) actual performance from the date of grant to the Separation from Service date or, in the case of stock options or stock appreciation rights, remain outstanding and exercisable until the earlier of (X) one year following such Separation from Service and (Y) the expiration date of such stock options or stock appreciation rights; and

(iii)                               the Executive will be entitled to a lump sum payment equal to 12 times the amount the Executive would pay on a monthly basis for COBRA continuation premiums (less required co-pay) if the Executive elected COBRA continuation coverage under the Company’s group insurance plans.

5.                                      Parachute Payments. If the Board of Directors of the Company determines, in its sole discretion, that Section 280G of the Code applies to any compensation payable to the Executive, then the provisions of this Section 5 shall apply. If any payments or benefits to which the Executive is entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the date hereof (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to the Executive, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (i) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full, whichever of (i) or (ii) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board of Directors of the Company in good faith.

6.                                      No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided herein by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income the Executive receives for services rendered after the Executive’s Separation from Service from the Company.

7.                                      Exclusive Remedy. In the event of the Executive’s Separation from Service, this Agreement is intended to be and is exclusive and in lieu of any other rights or remedies to which the Executive or the Company may otherwise be entitled (including any contrary provisions in any employment agreement the Executive may have with the Company), whether at law, tort or contract, in equity, or under this Agreement.

8.                                      Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 8, Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

9.                                      Notice. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the Parties as follows:

If to the Company, at:	777 Main Street, Suite 2900
Fort Worth, TX 76102
Attention: General Counsel

If to Executive, at:	Executive’s last known address reflected on the payroll records of the Company

The Company may change the above designated address by notice to the Executive. The Executive will maintain a current address with the payroll records of the Company.

10.                               Amendment. No provisions of this Agreement may be amended, modified, waived or discharged unless the Executive and the Company agree to such amendment, modification, waiver or discharge in writing.

11.                               Sole Agreement. This Agreement represents the entire agreement between the Executive and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreement between the Executive and the Company may supersede this Agreement, unless it is in writing and specifically makes reference to this Section 11.

12.                               Funding. This Agreement shall be unfunded. Any payment made under the Agreement shall be made from the Company’s general assets.

13.                               Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

14.                               Headings. All captions and section headings used in this Agreement are for convenience purposes only and do not form a part of this Agreement.

15.                               Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.                               No Employment Contract. Nothing contained in this Agreement shall confer upon the Executive any right to be employed or remain employed by the Company Group, nor limit or affect in any manner the right of the Company Group to terminate the employment or adjust the compensation of the Executive.

17.                               Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

18.                               Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

20.                               Code Section 409A.

(i)                                     General. The Agreement is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that this Agreement is not exempt from the requirements of Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent.

(ii)                                  Separation from Service; Specified Employees; Separate Payments. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service. If the Executive is deemed on the date of termination to be a Specified Employee, then to the extent any payment or benefit hereunder (after taking into account all exclusions applicable thereto under Code Section 409A) is “nonqualified deferred compensation” subject to Section 409A, then such payment shall be delayed and not be made prior to the earlier of (a) the six-month anniversary of the date of such Separation from Service and (b) the date of the Executive’s death (the “Delay Period”). All payments delayed pursuant to this Section 20(ii) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Executive in a single lump sum on the first payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Each payment made under this Agreement will be treated as a separate payment for purposes of Code Section 409A and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

FTS INTERNATIONAL, INC.

By:
Name:
Title:

EXECUTIVE

Name: